AS FILED WITH THE SECURITES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1996

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A/A

                                  AMENDMENT TO
           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

                               (FILE NO. 811-1743)

     The undersigned investment company, successor to Spectra Fund, Inc. (File No. 811-1743), hereby notifies the Securities and Exchange Commission that it adopts and amends the notification of registration of Spectra Fund, Inc. under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection therewith submits the following information:

                                  Spectra Fund
                              -------------------
                                      Name

                                 75 Maiden Lane
                               New York, NY 10038
                     -------------------------------------
                      Address of Principal Business Office

                                 (212) 806-8800
                               ------------------
                                Telephone Number

                               Mr. Gregory S. Duch
                           Fred Alger Management, Inc.
                                 75 Maiden Lane
                               New York, NY 10038
               --------------------------------------------------
                Name and Address of Agent for Service of Process

Registrant has filed an amended Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 prior to the filing of this amended Form N-8A:
                             YES  X           NO ___
                                 ---

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this amended notification of registration to be duly signed on its behalf in the city of New York and state of New York on the 29th day of January 1996.

[Seal]                                        SPECTRA FUND


                                              By: /s/ David D. Alger
                                                  ------------------------------
                                                  David D. Alger, President


Attest: /s/ Gregory S. Duch
        ---------------------------
       Gregory S. Duch, Treasurer